Exhibit 10.27
DemandTec, Inc. 2007 Equity Incentive Plan:
Notice of Stock Unit Award
You have been granted units representing shares of Common Stock of DemandTec, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

Vesting Schedule:	The units subject to this award will vest [in full][in installments] on «VestDate», provided that your “Service” (as defined in the Plan) has been continuous through that date.
You and the Company agree that these units are granted under and governed by the terms and conditions of the DemandTec, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

Recipient:	DemandTec, Inc.

By:

Title:

DemandTec, Inc. 2007 Equity Incentive Plan:
Stock Unit Agreement

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in [installments][a single installment], as shown in the Notice of Stock Unit Award. In addition, the units vest in full if the Company is subject to a Change in Control (as defined in the Plan) before your Service terminates, and the Company’s successor corporation fails to either assume the units or replace them with equivalent awards that will vest on the basis of your Service. The Committee (as defined in the Plan) will determine if the preceding sentence applies.

[Add if applicable]: In addition, [ ]% of your remaining unvested units will immediately vest if:

• The Company is subject to a Change in Control before your Service terminates, and

•      Within 12 months after the Change in Control, either (a) your Service is terminated by the Company without Cause or (b) you resign from your Service for Good Reason. (“Cause” and “Good Reason” are defined below.)

No additional units will vest after your Service has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that any units that have not vested under this Agreement will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day (as defined below) that occurs on or after the day when the unit vests.

However, regardless of whether or not a Permissible Trading Day has occurred, each unit must be settled not later than the later of (a) the March 15 of the calendar year after the calendar year in which the unit vests or (b) the May 15 of the Company’s fiscal year after the fiscal year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the settlement of this award. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when the units are settled or (c) surrendering shares that you previously acquired. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that have not been settled before your death and any units that vest as a result of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.
Definitions:

[Add if applicable]: “Cause”	“Cause” means (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company, (b) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any crime involving moral turpitude, (c) your participation in any fraud against the Company or (d) your intentional damage to any material property of the Company or other gross misconduct.

[Add if applicable]: “Good Reason”	“Good Reason” means that you resign from your Service after one of the following conditions comes into existence without your consent:

• A material diminution of your base compensation,

• A material diminution of your authority, duties or responsibilities, or

• A material change in the geographic location at which you must perform your Service for the Company.

A condition will not be considered “Good Reason” unless (a) you give the Company written notice of the condition within 90 days after the condition comes into existence and (b) the Company fails to remedy the condition within 30 days after receiving your written notice.

In order to qualify as a resignation for “Good Reason,” your resignation must occur within 12 months after one of the conditions listed above comes into existence (but in any event within 12 months after the Change in Control).

“Permissible Trading Day”	“Permissible Trading Day” means a day that satisfies each of the following requirements:

• The Nasdaq Global Market is open for trading on that day,

• You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•      Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

• Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

• You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.
By signing the cover sheet of this Agreement, you agree to all of The
Terms and conditions described above and in the Plan.

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